Exhibit 21.1

List of Subsidiaries of Evolution Petroleum Corporation

Jurisdiction of
Incorporation or
Name of Subsidiary	Organization
Evolution Royalties, Inc.	Delaware
Evolution Petroleum West, Inc.	Delaware
NGS Sub Corp.	Delaware
NGS Technologies, Inc.	Delaware
Evolution Operating Co., Inc.	Texas
Evolution Petroleum OK, Inc.	Texas
Tertiaire Resources Company	Texas
ARKLA Petroleum, LLC (Subsidiary of NGS Sub. Corp.)	Louisiana
NGS Resources, LLC (Subsidiary of NGS Technologies, Inc.)	Texas
EPM Chaveroo, LLC.	Delaware